MARKETING CONSULTING AGREEMENT


This consulting agreement is made and entered into as of July 20, 1999, by and among RENU-U International, Inc. dba/ ColorMax, a U.S.-based corporation with its principal offices at 4051 E. La Palma Ave., Suite C, Anaheim, CA 92807 (The "Corporation") and Hee K. Moon, Managing Director of SEKE Marketing Enterprise Corp., a Korea based sole proprietorship with its principal offices at #507, 8-Dong, Yesulin Building, Ansan-Si, Kyonggi-Do, Korea (The "Consultant").

Now, therefore, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree to as follows:

1. Provision of Services: The consultant shall, to the extent reasonably required in the conduct of the business of the Corporation, place at the disposal of the Corporation, Consultant's judgment and experience and, to such extent and at the prior written request of the Corporation, provide business development and Medical Marketing services to the Corporation, including without limitation the following;

     (i) The Consultant shall provide through its experience, agents, and contacts the Corporation with the opportunity for and contact with the Consultant's Optical Doctors network. The Consultant shall actively pursue and make contact for and on behalf of the Corporation (as deemed fit by the Corporation). This service shall be provided for the duration of the Agreement set forth herein, and/or until the corporation has reached an appropriate level of market support in the territory of Japan, Korea, Hong Kong and Thailand, as agreed by the parties.

   (ii) Consultant shall introduce and facilitate contracts with business networks that are known to consultant for the purpose of providing Corporation's products to the businesses' employees. Consultant shall seek to set appointments for ColorMax management personnel to meet with the aforementioned entities, in order to enable discussions promoting ColorMax and its products.

    (iii) The Consultant shall use its best efforts in the furnishing of advice and make available qualified professionals for the performance of it's obligations under this agreement. To the extent reasonably practical, Consultant shall use its own personnel rather than outside professionals.

2. Compensation: The Consultant shall accept free trading Corporation stock for the consulting services to be provided under this Agreement. This consideration may be met by the delivery of free trading Corporation stock of Two Hundred Fifty Thousand (250,000-) un-restricted common stock, at the discretion of the Corporation to this agreement.

3     Term:  This Agreement shall be in effect for 360 days, or until the completion of all tasks set forth herein by the Consultant from date of contract execution. The Corporation may at any time, and at it's sole discretion, terminate this Agreement with a fifteen day written notice to Consultant.

4. Non-Disclosure and Non-Compete: The Consultant agrees not use any confidential data disclosed by ColorMax except for its own use or for any purpose approved by ColorMax in writing. All employees and staffs who shall engage in ColorMax businesses shall observe such restriction. During the term of this Agreement, consultant shall not market, sell, lease, promote or distribute any products which uses similar technologies or functions, and compete with ColorMax products in the Territory.

5. Liability: Indemnification: The Corporation shall indemnify, save harmless and defend Consultant and it's officers, employees and agents from and against any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its activities as a consultant to the Corporation hereunder, except for any loss, damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of the Consultant's duties hereunder.

     The Consultant shall indemnity, save harmless and defend the Corporation and it's officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by the Corporation by reason of, or gross negligence in the performance of the Consultant's duties hereunder. The Consultant shall at all times be an independent contractor of the Corporation and except as expressly provided or authorized by this agreement, shall have no authority to act for or represent the Corporation in any manner whatsoever.

6. General: This Agreement sets forth the entire agreement and understanding between the parties with respect to it's subject matter and supersedes all prior discussions, agreements and understandings of every and any nature between them with respect thereto. This agreement shall be governed by and construed in accordance with the laws of the state of California applicable to agreements made to be performed entirely within such state.

7. This agreement may be signed in counterparts via facsimile for expedition of this Agreement only and each such counterpart shall be deemed a part of this Agreement and to be an original.

8.     Endorsements:

       For The Corporation:
       RENU-U International, Inc. dba/ColorMax


/s/ J. Kim                                Date: August 23, 1998
--------------------                            --------------------
J. Kim, Director


For the Consultant:

SEKE  Marketing Enterprise Corp.


/s/ Hee K. Moon                           Date: August 24, 1999
--------------------                           ---------------------
Hee K. Moon, Owner

               [LETTERHEAD OF SEKE MARKETING ENTERPRISE CORP.]



August 24, 1999

Mr. Branden Burningham
455 East Fifth South
Suite 205
Salt Lake City, Utah 84111


Dear Mr. Burningham,

In reply to your letter dated August 17, 1999, the types of services which I will perform include the following in the territories of Japan, Korea, Hong Kong and Thailand:

     *  Expand Product Distribution Base.

     * Facilitate contracts with business to provide ColorMax products to its employees.

     * Introduce qualified optical doctors throughout territory to ColorMax Personnel.

     * Give ColorMax product demonstrations and information to all of the above.

Also, please confirm that SEKE is a sole proprietorship and that I am its "alter ego".

Sincerely,


/s/ Hee K. Moon
-----------------------
Hee K. Moon
Sole Proprietor

               [LETTERHEAD OF BRANDEN T. BURNINGHAM, ESQ.]


August 17, 1999


Hee K. Moon, Managing Director
SEKE Marketing Enterprise Corp.
#507, 8-Dong
Yesulin Building
Ansan-Si
Kyonggi-Do
Korea


Re: Issuance of compensatory shares of common stock of Renu-U International, Inc., a Delaware corporation doing business as "ColorMax Technologies, Inc." (the "Company"), to Hee K. Moon, consultant, to be registered on Form S-8 of the Securities and Exchange Commission


Dear Mr. Moon:

          I represent the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to you under a marketing consulting agreement with the Company.

          I have prepared a brief Summary of certain recent amendments of the Securities and Exchange Commission to this Form, and have enclosed a copy thereof for your review.

          Please review this Summary and advise me in writing of the types of services you are to render, and please facsimile me a copy of this Summary, with your typed comments (I cannot scan hand written notations for an EDGAR filing), indicating, if applicable, that these prohibitions do not relate to you or the services you are to render. If you provide separate hand written comments, I will be happy to have them typed on this Summary.

          I am advised that the Company is in the process of completing its Annual Report on Form 10-KSB for the calendar year ended December 31, 1998, and its Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1999, and June 30, 1999. These Forms must be completed and filed with the Securities and Exchange Commission before the Company can complete its S-8 filing; once they are filed, I will provide you with copies, along with a copy of the written consulting agreement regarding the shares to be issued pursuant to the S-8.

          I also note that you have signed the consulting agreement on behalf of SEKE Marketing Enterprise Corp." Please be aware that the Securities and Exchange Commission does not allow S-8 shares to be issued to entities other than individuals. The recitals to the consulting agreement state that SEKE is a sole proprietorship and show you as the signatory on behalf of that entity. This is fine as long as SEKE is indeed a sole proprietorship and you are its "alter ego." Please confirm to me in writing if this is the case.

          Thank you very much.

                              Yours very sincerely,

                                    /s/ Branden T. Burningham

                              Branden T. Burningham



cc:  Renu-U International, Inc.